Mastrapasqua & Associates

                                 CODE OF ETHICS

                                  INTRODUCTION
                                  ------------

This Code of Ethics has been adopted by Mastrapasqua & Associates ("Mastrapasqua") for the purpose of instructing all employees, officers, directors and trustees of the investment adviser in its ethical obligations and to provide rules for its personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Client Accounts they manage and their shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Client Accounts and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.

                         STATEMENT OF GENERAL PRINCIPLES
                         -------------------------------

     (i) The duty at all times to place the interests of the Client Accounts and their shareholders first;

     (ii) The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

     (iii) The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Client Accounts or their shareholders.

It is imperative that the personal trading activities of the employees, officers, directors and trustees of Mastrapasqua be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with Mastrapasqua's Insider Trading Policy and Procedures and the Securities and Exchange Commission's Rule 17J-1. Under this rule, no Employee may:

     (i) employ any device, scheme or artifice to defraud the Client Accounts or any of their shareholders;

     (ii) make to the Client Accounts or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client Accounts or any of their shareholders; or

     (iv) engage in any manipulative practice with respect to the Client Accounts or any of their shareholders.

                                   DEFINITIONS
                                   -----------

     A.   ADVISORY EMPLOYEES

Employees who participate in or make recommendations with respect to the purchase or sale of securities including fund portfolio mangers and assistant fund portfolio managers. The Compliance Officer, ________________, will maintain a current list of all Advisory Employees.

     B.   BENEFICIAL INTEREST

Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits form any interest in a security.

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     C.   CLIENT ACCOUNT

Any securities account or portfolio managed or directed by Mastrapasqua including, without limitation, any investment company portfolio.

     D.   COMPLIANCE OFFICER

_______________ or, in his/her absence, the alternate Compliance Officer,
___________, or their successors in such positions.

     E.   EMPLOYEE ACCOUNT

Each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

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     F.   EMPLOYEES

The employees, officers, and trustees of the Client Accounts and the employees, officers and directors of Mastrapasqua, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees.

     G.   EXEMPT TRANSACTIONS

Transactions which are (1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control; (2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan; (3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities; (4) in connection with the call by the issuer of a preferred stock or bond; (5) pursuant to the exercise by a second party of a put or call option; (6) closing transactions no more than five business days prior to the expiration of a related put or call option; or (7) with respect to any affiliated or unaffiliated registered open-end investment company.

     H.   RECOMMENDED LIST

The list of those Securities which the Advisory Employees currently are recommending for purchase or sale on behalf of the Client Accounts.

     I.   RELATED SECURITIES

Securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     J.   SECURITIES

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: (1) securities issued by the government of the United States; (2) bankers' acceptances; (3) bank certificates of deposit; (4) commercial paper;
(5) debt securities, provided that (a) the security has a credit rating of Aa or Aaa from Moody's Investor Services, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume; and 6) shares of registered open-end investment companies.

     K.   SECURITIES TRANSACTION

The purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

                         PERSONAL INVESTMENT GUIDELINES
                         ------------------------------

                       PERSONAL ACCOUNTS AND PRE-CLEARANCE
                       -----------------------------------

1. Employees must obtain prior written permission from the Compliance Officer to open or maintain a margin account, or a joint or partnership account with persons other than the Employee's spouse, parent, or child (including custodial accounts).

2. No Employee may execute a Securities Transaction without first obtaining Pre-Clearance from the Compliance Officer. Prior to execution, the Employee must submit the Pre-Clearance form to the Compliance Officer, or in the case of a Pre-Clearance request by the Compliance Officer, to the alternate Compliance Officer. An Employee may not submit a Pre-Clearance request if, to the Employee's knowledge at the time of the request, the same Security or a Related Security is being actively considered for purchase or sale, or is being purchased or sold, by a Client Account.

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Advisory Employees may not execute a Securities Transaction while at the same time recommending contrary action to a Client Account.

Settlement of Securities Transactions must be made on or before settlement date. Extensions and pre-payments are not permitted.

The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

                          LIMITATIONS ON PRE-CLEARANCE
                          ----------------------------

1. After receiving a Pre-Clearance request, the Compliance Officer will promptly review the request and will deny the request if the Securities Transaction will violate this Code.

2. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for, or is being actively considered on behalf of, a Client Account. In order to determine whether a Security is being actively considered on behalf of a Client Account, the Compliance Officer will consult the current Recommended List and, in the case of non-equity Securities, consult each Advisory Employee responsible for investing in non-equity Securities for any Client Account. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the appropriate Client Account(s) the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and a Client Account buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Client Account.

3. An Advisory Employee may not execute a Securities Transaction within seven (7) calendar days after a transaction in the same Security or a Related Security has been executed on behalf of a Client Account unless the Client Account's entire position in the Security has been sold prior to the Advisory Employee's Securities Transaction and the Advisory Employee is also selling the Security. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Advisory Employee must disgorge to the appropriate Client Account(s) the value received by the Advisory Employee due to any favorable price differential received by the Advisory Employee.

4. Pre-Clearance requests involving a Securities Transaction by an Employee within fifteen calendar days after any Client Account has traded in the same Security or a Related Security will be evaluated by the Compliance Officer to ensure that the proposed transaction by the Employee is consistent with this Code and that all contemplated Client Account activity in the Security has been completed. It is wholly within the Compliance Officer's discretion to determine when Pre-Clearance will or will not be given to an employee if the proposed transaction falls within the fifteen-day period.

5. Employees are not permitted to purchase and sell, or sell and purchase, the same Securities or Related Securities within sixty calendar days. Profits made in violation of this prohibition must be disgorged by the Employee to the appropriate Client Account, as determined by the Compliance Officer or, if disgorgement to a Client Account is inappropriate, to a charity chosen by the Compliance Officer.

6. Pre-Clearance procedures apply to any Securities Transactions in a private placement. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client Account, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with Mastrapasqua. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Client Account will be subject to an independent review by the Compliance Officer or someone else with no personal interest in the issuer.

7. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee's position with Mastrapasqua, and applies only to the Securities offered for sale by the issuer, either directly or

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through an underwriter, and not to Securities purchased on a securities exchange or in connection with a secondary distribution.

8. Employees are prohibited from acquiring low priced over-the-counter equity securities (or "penny stock") as defined in Section 3(a) of the Securities Exchange Act of 1934.

                               OTHER RESTRICTIONS
                               ------------------

1. If a Securities Transaction is executed on behalf of a Client Account within seven (7) calendar days after an Advisory Employee executed a transaction in the same Security or a Related Security, the Compliance Officer will review the Advisory Employee's and the Client Account's transactions to determine whether the Advisory Employee did not meet his or her fiduciary duties to the Client Account and its shareholders in violation of this Code. If the Compliance Officer determines that the Advisory Employee's transaction violated this Code, the transaction shall be unwound or, if not possible or practical, the Advisory Employee must disgorge to the appropriate Client Account(s) the value received by the Advisory Employee due to any favorable price differential received by the Advisory Employee.

2. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures of this Code. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the trust and its shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

3. No Employee may accept from a customer or vendor an amount in excess of $100 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

                              COMPLIANCE PROCEDURES
                              ---------------------

     A.   EMPLOYEES DISCLOSURE AND CERTIFICATION

1. At the commencement of employment with Mastrapasqua, each Employee must certify that he or she has read and understands this Code and recognized that he or she is subject to it, and must disclose all personal Securities holdings.

2. The above disclosure and certification is also required annually, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

B.        PRE-CLEARANCE

1. Advisory Employees will maintain an accurate and current Recommended List at all times, updating the list as necessary. The Advisory Employees will submit all Recommended Lists to the Compliance Officer as they are generated, and the Compliance Officer will retain the Recommended Lists for use when reviewing Employee compliance with this Code. Upon receiving a Pre-Clearance request, the Compliance Officer will contact the trading desk and all Advisory Employees to determine whether the Security the Employee intends to purchase or sell is or was owned within the past fifteen (15) days by a Client Account, and whether there are any pending purchase or sell orders for the Security. The Compliance Officer will determine whether the Employee's request violates any prohibitions or restrictions set out in this Code.

2. If authorized, the Pre-Clearance is valid for orders placed by the close of business on the second trading day after the authorization is granted. If during the two-day period the Employee becomes aware that the trade does not comply with this Code or that the statements made on the request form are no longer true, the Employee must immediately notify the Compliance Officer of that information and the Pre-Clearance may be terminated. If, during the two-day period, the trading desk is notified that a purchase or sell order for the same Security or Related Security is pending or is being considered on behalf of a Client Account, the trading desk will not execute the Employee Transaction and will notify the Employee and the Compliance Officer that the Pre-Clearance is terminated.

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C.        COMPLIANCE

1. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Mastrapasqua, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

2. The Compliance Officer will spot check the trading confirmations provided by brokers to verify that the Employee obtained any necessary Pre-Clearance for the transaction. On a quarterly basis, the Compliance Officer will compare all confirmations with the Pre-Clearance records, to determine, among other things, whether any Client Account owned the Securities at the time of the transaction or purchased or sold the security within fifteen (15) days of the transaction. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

3. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of Mastrapasqua for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with Mastrapasqua.

4. The management personnel of Mastrapasqua will prepare an annual report to the Bboard of Trustees for any Client Account that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any instances when a Securities Transaction was executed on behalf of any registered investment company portfolio within seven
(7) calendar days after an Advisory Employee executed a transaction but to remedial action was taken. The report will also identify any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices, or legal developments.

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Siphron Capital Management promotes and encourages the highest possible ethical and professional conduct for its employees. Keeping in mind the framework of these ethical guidelines, our ultimate responsibility is ALWAYS to the clients whose assets have been entrusted to us. The following section outlines Siphron Capital Management's Code of Ethics, which is derived in large part from the standards dictated by the Association for Investment Management and Research.

II.  CODE OF ETHICS (TAKEN DIRECTLY FROM AIMR'S CODE OF ETHICS)
--------------------------------------------------------------

o Conduct yourself with integrity and dignity and act in an ethical manner in your dealings with the public, clients, customers, employers, and employees.

o Conduct yourself and encourage others to conduct themselves in a professional and ethical manner that will reflect credit on yourself and the [investment] profession as a whole.

o    Act competently and strive to improve competence.

o    Use proper care and exercise independent professional judgment.

III. STANDARDS OF PROFESSIONAL CONDUCT
--------------------------------------

o "Know and comply with all applicable laws, rules or regulations set forth by governmental agencies, regulatory bodies or AIMR." (AIMR Standard II-A) Always conduct yourself with the highest professional standards and use common sense when dealing with questionable issues, erring on the side of conservatism.

o "Preserve the confidentiality of client information unless it concerns illegal activities on the part of the client." (AIMR Standard VII-A) In other words, treat all client data as confidential. Information pertaining to any individual account may be used only as authorized by each client.

o "Do not act on, use or communicate material inside information until it is publicly disseminated. Make a reasonable effort to achieve public dissemination if such information becomes available to you (except if due to a special or confidential relationship)." (AIMR Standard II-C) You may not use any material information obtained from an inside (e.g. non-public) source for personal gain. This also prohibits passing along favorable inside information to any friends or colleagues.

o "Priority of transactions goes to customers, clients and employers over those in which you have beneficial interest." (AIMR Standard IV) More specifically, as stated on Schedule F of our Form ADV:

"Associated persons and employees may not maintain securities accounts without full disclosure to [Siphron Capital] of the account and all transactions therein; and associated persons and employees may not purchase or sell for their own account any issues which are also being purchased or sold by or for clients' accounts until after the execution of the transaction(s) for the clients' accounts."

o Treat all clients fairly with regard to account trading, bank reconciliation and regular correspondence. This rule pertains primarily to investment actions taken on behalf of client accounts. In general, no one client should ever be given preference over another in terms of trades or publicly disseminated information. (AIMR Standard III-G)

o "Do not misrepresent the investment performance that has been or can be reasonably expected to be achieved." (AIMR Standard III-F1) All performance numbers presented

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     to current and prospective clients should conform to the AIMR Performance
     Presentation Standards. Our overriding goal is to ascertain that all "performance information is fair, accurate, and complete." (Standard III-F2)

o "Disclose to clients and your employer any material fact which could reasonably impair your ability to render unbiased and objective advice and comply with all laws and regulations regarding prohibitions on activities if a conflict of interest exists." (AIMR Standard V)

o "Inform customers, clients and employers of compensation arrangements in connection with services you perform which are in addition to the customary and usual compensation for such services." (AIMR Standard VI-A)

o "Disclose to clients any consideration you have paid to others for recommending your services to that client." (AIMR Standard VI-B)

o "Do not undertake independent practice which may result in some compensation in competition with your employer unless you have written consent from BOTH your employer and your other client to do so." (AIMR Standard VI-C)

o "In your non-professional as well as in your professional activities, do not engage in any conduct that would reflect adversely upon your honesty, trustworthiness or fitness as an investment professional." (AIMR Standard
     IX) Again, use common sense and hold yourself to the highest possible ethical standards.

IV.  SUMMARY
------------

The ethical guidelines listed above are required of any person working for Siphron Capital Management. It should be noted that in addition to these rules, anyone carrying the designation of Chartered Financial Analyst must also abide by AIMR's Code of Ethics and Standards of Professional Conduct. The following employees of Siphron Capital Management have such a designation:

     DAVID C. SIPHRON, Chief Investment Officer
     PETER D. SIPHRON, Director of Fundamental Research

*NOTE: THE OVERRIDING FACTOR IN ALL CASES IS THAT THE BEST INTERESTS OF THE PLAN
       PARTICIPANTS AND BENEFICIARIES MUST BE HELD PARAMOUNT.

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